EX. 99.28(p)(29)

LORD ABBETT®

Personal Trading Policy

January 2021

LORD ABBETT
90

At Lord Abbett, we aspire to be the most respected asset manager in the world, admired for our People, Performance, Relationships and Agility. To realize our vision, it is essential that we remain committed to upholding high ethical and professional standards, and to acting with honesty and integrity -- values that have been part of our culture since 1929 and will continue to guide our efforts for years to come.

This Personal Trading Policy is designed to guide us in our personal investments and to ensure we honor our obligations to our clients, regulators, and the markets we serve. As trusted stewards of our clients’ assets, each Partner and employee must be transparent about their personal investment accounts, as well as those of family members or dependents.

In creating this Policy, we want to provide the tools and flexibility you need to make personal investments and pursue your financial goals, while upholding the values of the firm. This Policy applies to all Partners and employees of Lord Abbett and its affiliates, as well as the Independent Board Members of the Lord Abbett Mutual Funds to the extent described under “Special Rules for Independent Board Members.” This Policy also applies to consultants and temporary employees of Lord Abbett that have achieved their 3-month anniversary of hire and whose duties include access to Lord Abbett’s trading information.

If you have questions about how this Policy applies to any aspect of your personal trading, please contact:

PersonalTrading@LordAbbett.com

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Scope

This Policy applies to all of your personal investment accounts other than your Lord Abbett-sponsored health savings investment account, and includes brokerage accounts, 401(k)s that can hold securities other than open- end mutual funds, IRAs, any other retirement accounts, and college savings accounts. The Policy also applies to accounts of your spouse or domestic partner, your children, other dependents living in your home, and any other accounts that you may have control over (e.g., an account of an elderly parent) or beneficially own.

NOTE: While a fully discretionary account is subject to the Policy (see below), it is not subject to most of the prohibited investment or pre-approval requirements.

Fully Discretionary Accounts

A “fully discretionary account” meets the following requirements:

■	You have no direct or indirect influence or control over purchase or sale decisions;

■	You have delegated all investment discretion to an independent third party or fiduciary; and

■	You do not share or retain any discretion over purchase or sale decisions.

If you have a fully discretionary account, you will need to:

■	Certify in writing that the account is fully discretionary (when opening a new account or reporting an existing account when starting employment at Lord Abbett);

■	Provide an updated certification each year as part of the annual compliance ce rtification process; and

■	Obtain a similar written certification (initially and annually) from the third party or fiduciary that has discretion over the account.

Brokerage Accounts

In an effort to simplify administration for you and our Compliance Department, we have pre-approved a number of brokerage firms that can provide us with electronic reporting and holdings information directly; therefore, w e ask that you maintain your brokerage accounts with one of the se firms.

APPROVED BROKERAGE FIRMS
Bank of America	Met life
Citi	Morgan Stanley
Edward Jones	Raymond James
E*Trade	Schwab
Fidelity	Stifel Nicolaus
Goldman Sachs	TD Ameritrade
JP Morgan	UBS
LPL	Vanguard
Merrill Lynch	Wells Fargo

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If your preferred brokerage firm is not included on this list, it may still be possible to have an account with another firm. Please contact our Compliance Department for more information. To ensure transparency and meet our regulatory obligations, please contact the Compliance Department any time you open a new brokerage account, including the self-directed brokerage account option available through your Lord Abbett 401(k) Plan Retirement account. You may begin trading in your new account once your account is disclosed in the Code of Ethics system and set up for automatic brokerage feeds.

Note to New Employees:

Please report any existing brokerage accounts to our Compliance Department within 10 days of your start date. If your account is not with one of the approved brokerage firms, please contact our Compliance Department within 30 days of your start date to find out if you can continue to maintain the account.

If your account is approved, be sure to direct your brokerage firm(s) to send copies of all trade confirmations and monthly/quarterly statements (paper or electronic) to our Compliance Department.

If your account is not approved or you choose to transition to an account of an approved broker, you will need to close the old account within 60 days. You will also need to obtain pre-approval for the sale of any securities related to closing the account if required below.

Investments and Transactions

As a firm that is committed to putting the interests of our clients first, we must ensure that our personal trading is done in a professional manner -- avoiding conflicts of interest and complying with our legal and regulatory obligations. As a result, you may not trade on material non-public information (commonly known as “inside information”), including information about Lord Abbett’s Mutual Funds or other mutual funds advised by Lord Abbett.

In addition, our Personal Trading Policy prohibits certain types of investments and requires that other transactions be pre-approved. For a complete list of permitted and prohibited investments and related pre-approval requirements, see Appendix A. When determining if pre-approval is necessary, the pre-approval requirements apply across ALL of your brokerage accounts in the aggregate. For example, if you wish to trade 250 shares of a stock listed on the NYSE in each of two or more brokerage accounts on a single trading day, you would be required to obtain prior approval on the second transaction as the aggregate share amount is 500 shares and exceeds the de minimis exception set forth in Appendix A.

Pre-approval Requests

Before making any investment, please submit any pre-approval requests to the Compliance Department through the Code of Ethics tile via VantagePoint. If the security you would like to purchase is not listed in the system, you should contact the Compliance Department for assistance.

NOTE: There are special pre-approval rules for the receipt and exercise of options by a spouse or domestic partner who is a director, employee, or consultant of the company issuing the options. These rules are outlined at the end of this Policy; if you have any questions, please contact our Compliance Department.

While you are allowed to make as many requests for pre-approval and trade as often as you like, we expect you to make sure your personal trading does not interfere with your job performance. Our Compliance Department monitors personal trading activity, and we may need to restrict your trading activity if it is excessive or interferes with our commitment to our Clients. There may be times, such as during business emergencies, when we have to suspend the ability to request pre-approval.

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Please be aware that your pre-approval lasts until the end of the second business day after the date of approval.

■	For example, if you receive pre-approval on Monday, you can trade on that approval until Wednesday.

■	However, your pre-approval ends immediately if you learn that we are considering transacting in the same security for a client.

If the effectiveness of an approval lapses for any reason, you must submit a new request and receive another approval before you purchase or sell the security.

Special Rule for New Employees

Our General Counsel or CCO may permit new Lord Abbett employees to sell any securities (within an appropriate period of time) held prior to starting at the firm. Please contact our Compliance Department for more information.

Special Rules for Our Investment Department Personnel

If you work in Investments, you should be aware that there are two blackout periods that apply to you.

1)	You cannot request pre-approval to trade securities of a company for six months if:

o	You participated in non-public investor meetings (for example, earnings meetings/calls, analyst meetings, etc.) with company management; or

o	You otherwise “cover” or “follow” a company.

Please note: The 6-month period runs from the date of the most recent investor meeting or termination of coverage of that company. Web events and other broad forums with company management that are open to buy- and sell-side firms do NOT restrict you.

2)	You may not trade in any security that requires pre-approval within 7 calendar days before or after we trade in that same security for any Client. Our General Counsel or CCO may exempt any transaction that will not have a material effect on and/or will not benefit from the Client transaction.

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

Short-term Trading Profits

Please note that you may not profit from the purchase and sale, or the sale and purchase, of the same (or equivalent) securities, within a 30-calendar day period. This restriction does not apply to the followingtransactions:

■	Open-end mutual funds

■	ETFs

■	U.S. government and agency securities

■	Money market instruments

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these short- term transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

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HOLDING PERIODS

You are required to hold shares in all Lord Abbett Mutual Funds (other than a Lord Abbett money market fund or the Lord Abbett Ultra Short Bond Fund) and any funds that are advised or sub-advised by Lord Abbett for a minimum of 30 days after purchase. We calculate holding periods on a “first-in, first-out” basis.

Please note that there are two exceptions to this holding period requirement:

■	The minimum 30-day holding period does not apply to shares of a Lord Abbett Mutual Fund that you exchange for shares of a newly-offered Lord Abbett Mutual Fund for a period of up to 90 days after the newly-offered Fund first accepts investments; and

■	Regular, recurring/automatic contributions (such as in your 401(k)) are exempt from the 30-day holding period calculation.

REPORTS AND CERTIFICATIONS

We collect reports of your portfolio holdings at the start of your employment and annually thereafter, as well as quarterly transaction reports and annual certifications.

You are required to submit two types of reports:

■	an annual report of holdings after the end of each year, and

■	a quarterly report of holdings at the end of each quarter

Every year, you will be asked to certify certain items, stating:

■	You have received, read, and understand this Policy,

■	You recognize you are subject to this Policy,

■	You have complied with the requirements of this Policy, and

■	You have reported all transactions required to be reported.

You can submit the quarterly/annual reports and certifications through the Code of Ethics tile via VantagePoint prior to the deadlines. To simplify compliance, the system will send an email to remind you to file (and follow-up reminders, if necessary). You will need to submit these reports, even if you did not have any reportable transactions.

Due Dates for Reports and Certifications

Report	Filing Due Date	Information Current As of
Initial Holdings Report	No later than 10 days after becoming a Lord Abbett employee	No more than 45 days prior to becoming a Lord Abbett employee
Annual Holdings Report	January 31st	Calendar Year End
Quarterly Transaction Report	No later than 30 days after calendar quarter	Calendar Quarter
Annual Certification	January 31st	N/A

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VIOLATIONS AND SANCTIONS

As a firm committed to upholding the highest standards, our goal is to work with everyone to have 100% compliance with this Policy. However, we recognize the potential for human error and understand that mistakes will happen from time to time. With this in mind:

■	We treat mistakes as learning opportunities.

■	We want to make sure you understand why there was a mistake and want to minimize the chances of a repeat mistake in the future.

■	We also use these mistakes to guide us on future training opportunities.

If you do make an error and violate this Policy, we expect you to act in a professional manner and report it promptly to our Compliance Department. Please note that our Compliance Department monitors your personal trading and may identify violations of the Policy.

While we want to be fair, you should be aware that serious mistakes, repeated violations, or mistakes that are intentionally made or concealed may require us to take more drastic measures. On occasion, a mistake might be so egregious or frequent that we may impose a financial sanction, or suspend or terminate employment.

ADMINISTRATION OF THIS POLICY

Administration and Enforcement

Lord Abbett’s Chief Compliance Officer (“CCO”) is responsible for administering and enforcing this Policy.

The Compliance Department is responsible for reviewing transaction and holdings reports, and certifications, as well as for processing pre-approval requests. In addition, the CCO will determine appropriate procedures for conducting oversight of the Policy.

All personal transactions, holdings reports and pre-approval requests submitted by the CCO will be reviewed by the General Counsel.

Board Reporting

Lord Abbett’s CCO provides a report each year to the Board of the Lord Abbett Mutual Funds. The CCO also will ensure the Board is aware of any other matters under this Policy that require the Board’s attention.

Exemptions

In light of the possible situations where exceptions should be made, this Policy authorizes our General Counsel or CCO, and others they designate, to make any exception to this Policy that they believe is consistent with our legal and regulatory obligations and the purposes that underlie the Policy.

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APPENDIX A - TRANSACTION REQUIREMENTS MATRIX

	Reporting Required?	Preapproval Required?	Subject to 30 Day Short-Term Trading Profits Restriction?
Funds
Mutual Funds (Open-End) not advised or subadvised by Lord Abbett	No	No	No
Mutual Funds (Open-End) advised or subadvised by Lord Abbett	Yes	No	No (however see 30 Day holding period requirement for funds advised/subadvised by LA)
Closed-End Funds	Yes	Yes	Yes
Unit Investment Trusts	Yes	No	No
Exchange Traded Funds	Yes	No	No
Other	Yes	Yes	Yes
Equities
Common Stock/ADRs: 300* shares or fewer of the following:	Yes	No	Yes

*You must aggregate all shares of the same security across ALL of your brokerage accounts when determining if you meet this exception. For example, if you wish to trade 275 shares of ABC stock in 1 account, and 50 shares of ABC stock in another acc ount, pre- clearance would be required as you seek to exceed 300 shares in a single trading day

- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE
Common Stock/ADRs: more than 300* shares of the following:	Yes	Yes	Yes

*You must aggregate all shares of the same security across ALL of your brokerage accounts when determining if you meet this exception. For example, if you wish to trade 275 shares of ABC stock in 1 account, and 50 shares of ABC stock in another acc ount, pre-

clearance would be required as you seek to exceed 300 shares in a single trading day

- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE
Common Stock/ADRs other than shares of the following:	Yes	Yes	Yes
- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE
Rights	Yes	No	Yes
Stock Dividends and Dividend Reinvestment Plans	Yes	No	No

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APPENDIX A - TRANSACTION REQUIREMENTS MATRIX (CONTINUED)
	Reporting Required?	Preapproval Required?	Subject to 30 Day Short-Term Trading Profits Restriction?
Warrants	Yes	Yes	Yes
Preferred Stock	Yes	Yes	Yes
IPOs and Secondaries	PROHIBITED	PROHIBITED	PROHIBITED
Other	Yes	Yes	Yes
Fixed Income
Municipal Bonds	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
High Yield Bonds	Yes	Yes	Yes
Convertible Bonds	Yes	Yes	Yes
Exchange-Traded Notes	Yes	No	No
Foreign Government issuedsecurities	Yes	Yes	Yes
U.S. Treasuries	No	No	No
Money Market instruments	No	No	No
Other	Yes	Yes	Yes
Options and Futures
Futures or Exchange-Traded Call or Put Options on:	Yes	No	No
- Currencies, Commodities or ETFs *Writing of Options is only permitted on broad-based ETFs
Futures or Exchange-Traded Call or Put Options on:	Yes	Yes	Yes

- Equity or Fixed Income Securities

*Writing of Options is only permitted on broad-based ETFs

NOTE: The 30-day short-term trading profits rule may

affect your ability to close an option position at a profit.

Other	PROHIBITED	PROHIBITED	PROHIBITED
Other Transaction Activity
Short-sales or Purchases on margin	PROHIBITED	PROHIBITED	PROHIBITED
Private Placements	Yes	Yes	Yes
Initial Coin Offerings	PROHIBITED	PROHIBITED	PROHIBITED
Securities connected to activity prohibited by federal law	PROHIBITED	PROHIBITED	PROHIBITED
Securities you are aware are trading/being considered for clients	PROHIBITED	PROHIBITED	PROHIBITED
Securities receivedvia bankruptcy/insolvency/involuntary corporate action	Yes	No	No

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SPECIAL RULES FOR INDEPENDENT BOARD MEMBERS

The Independent Board Members of the Lord Abbett Mutual Funds are not subject to this Policy except to the extent specified in these special rules set forth below.

Pre-approval and Reporting Requirements

General: We try to ensure that the Independent Board Members of the Lord Abbett Mutual Funds do not receive information that will subject their personal securities transactions to the requirements of the Policy ; therefore, Independent Board Members generally are not required to obtain pre-approval to purchase or sell securities, or to submit holdings and transaction reports.

However, no Independent Board Member shall in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by one of the Funds:

■	employ any device, scheme or artifice to defraud the Fund;

■	make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

■	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

■	engage in any manipulative practice with respect to the Fund.

Exception Where Pre-approval Required: If, at a meeting or otherwise, an Independent Board Member learns of Lord Abbett’s or a Lord Abbett Mutual Fund’s current or contemplated investment transaction in any company, then the Independent Board Member must:

■	Promptly report this information to our CCO.

■	Obtain preapproval from Lord Abbett’s Compliance Department in accordance with the Policy for any personal securities transactions in that company during the 30 -day period after learning such information.

Exception Where Quarterly Transaction Reporting is Required: We require Independent Board Members to submit a quarterly transaction report to the Compliance Department when they know or reasonably shou ld have known at the time of a transaction in a particular security that a Lord Abbett Mutual Fund was transacting or considering a transaction in that security during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days). If the Independent Board Member enters into that transaction, he/she must report all securities transactions effected during the quarter for his or her account or for any account that would be in scope under the Policy.

Other Board Positions

Prior to becoming a director of any public company, Independent Board Members must inform Lord Abbett's Managing Partner and discuss whether accepting such appointment will create any conflict of interest or other issues.

Annual Certifications

Independent Board Members are required to submit annual certifications.

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SPECIAL PRE-APPROVAL RULES FOR SPOUSES OR DOMESTIC PARTNERS OF LORD ABBETT PERSONNEL

Stock Options

The following rules apply to stock options received or exercised by a spouse or domestic partner who is a director or employee of, or a consultant to, a company providing those options:

Preapproval and Quarterly Transaction Reporting REQUIRED	Preapproval and Quarterly Transaction Reporting NOT REQUIRED
Sale of underlying securities in connection with “cashless” exercise of options by spouse/domestic partner	Receipt of options by spouse/domestic partner
Sale of underlying securities after initial “cash exercise” of options by spouse/domestic partner	Exercise of Options without sale of underlying securities (i.e., “cashless exercise” of options) by spouse/domestic partner

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Insider Trading Policy and Procedures

October 2020

SUMMARY

This Policy is designed to prevent the misuse of material, non-public information (“MNPI”) by Lord, Abbett & Co. LLC, its partners and employees (collectively “Lord Abbett”).

RISKS ADDRESSED BY THIS POLICY

● Failure to guard against the misuse of material, non-public information by the firm, its partners and employees;

● Failure to address conflicts of interest concerning the use of confidential information; and

● Failure to guard against disclosure of pending transactions.

Insider Trading

I.	POLICY SCOPE

Lord Abbett has adopted this Policy to ensure compliance with Section 204A of the Investment Advisers Act of 1940 and other applicable federal and state laws regarding the misuse of MNPI, as defined in Section II below. Under no circumstance may you buy or sell a security for your own account (“personal trading”), for the benefit of Lord Abbett (“proprietary trading” such as with seed capital) or for the benefit of a Lord Abbett client (“client trading”) when you have come into contact with MNPI related to such security. You must promptly notify the Chief Compliance Officer or designee (“CCO”) if you believe you may have access to, or are in receipt of, MNPI.

Although investment personnel are at higher risk of receiving or having access to MNPI, it is possible that any of Lord Abbett’s personnel may come across MNPI.

II.	WHAT IS INSIDER TRADING and MNPI?

A.	Definition of Insider Trading. Insider trading is not defined under federal securities laws, however it is generally described as (i) trading personally or on behalf of others on the basis of MNPI; (ii) communicating MNPI to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities based on such information; or (iii) engaging in any other action to take advantage of, or pass on to others, MNPI in violation of the law. Generally, the federal securities laws have been interpreted to prohibit the following activities:

1.	Trading by an insider while in possession of MNPI;

2.	Trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

3.	Trading while in possession of MNPI concerning a tender offer; and

4.	Wrongfully communicating, or “tipping,” MNPI to others.

B.	Definition of Insider. The concept of “Insider” is broad and includes officers, directors, trustees, and employees of a company. MNPI itself does not have to come directly from a senior-level company Insider. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for Lord Abbett’s purposes. A Temporary Insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and employees of such organizations. Additionally, Lord Abbett may become a Temporary Insider of a company they advise or which they perform other services. To be an Insider, the company must expect the outsider to keep the disclosed non-public information confidential, and the company’s relationship with an Insider must at least imply such a duty.

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C.	Definition of Material Information. Information is generally considered “material” if (i) there is a likelihood that a reasonable investor would consider the information important in making an investment decision or (ii) the information is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information does not have to be limited to information which is translatable into earnings.

Assessments of materiality involve highly fact-specific inquiries and you should contact the CCO if you have any questions regarding the materiality of any information. Material information generally includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, substantial management developments, proposed tender offers or buys and sells of large blocks of stock on the open market or in private transactions, purchases or sales of major assets, significant borrowing, significant disputes with suppliers or customers, significant capital expenditures or research and development plans, and advanced knowledge of important proposed government regulation impacting a company in the regulated industry.

D.	Definition of Non-Public Information. Non-Public Information is information that has not yet been broadly distributed to the public marketplace. Tangible evidence of communication is a good indicator that information is now public, for example (i) public filings with the Securities and Exchange Commission or other governmental agency; (ii) information compliant with Regulation Fair Disclosure (i.e. press releases, quarterly analyst teleconferences, broker-sponsored conferences, etc.); or (iii) information appearing in Dow Jones, Reuters, Economic Services, The Wall Street Journal, Bloomberg or in other publications of general circulation on the internet or web, would be considered public.

III.	PENALTIES FOR INSIDER TRADING

Our firm and our employees can each face severe criminal and civil penalties if found guilty of insider trading, including but not limited to: imprisonment, civil injunctions, large penalties and fines. Even if you do not personally benefit from a violation, you may incur such penalties. Regardless of any penalties assessed, a violation of this Policy may result in firm penalties, up to and including dismissal.

IV.	COMMON EXAMPLES OF WAYS WE MAY COME IN CONTACT WITH MNPI

Lord Abbett employees, and investment personnel in particular, could potentially receive MNPI in the following, non-exhaustive list of situations:

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A.	Contacts with Public Companies. Contacts with public companies represent an important part of Lord Abbett’s research efforts. In the course of public company meetings or conferences however, a company’s officer may prematurely disclose financial results or may make a selective disclosure of adverse news to a handful of investors, among other potential scenarios;

B.	Contact with Other Third-Parties. A third-party, such as a broker or underwriter, may disclose MNPI, whether intentional or unintentional, during a call or through electronic or hard-copy documentation;

C.	Expert Networks/Consulting Groups (“Expert Networks”). Expert networks offer access to a network of consultants with specialized experience and expertise on particular subjects which can be useful to our investment personnel’s fundamental research and insight. Due to the heightened risk of obtaining MNPI when engaging Expert Networks, prior approval from each the Chief Operations Officer of Investments or designee (“COO”), CCO and GC is required for all Expert Network engagements. See Addendum A for Lord Abbett’s Expert Network Procedures;

D.	Participation on a Creditor or Steering Committee. Participation on a Creditors’ Committee, Steering Committee and/or informal committees/groups with respect to a re-organization presents heighted risk to receive MNPI. A Lord Abbett employee may from time to time participate on such a committee of a company so long as the Legal and Compliance teams are notified prior to participation.

E.	Private Investments in Public Equity “PIPEs”. In a PIPE transaction, the issuer, through an underwriter or other agent, offers securities that are or will be registered under the U.S. Securities Act of 1933, as amended. However, the offering is conducted as if it were a private placement: the offer is made to a select group of investors; the issuer does not publicly disclose the existence of the offering until it is completed, etc. Because the sale of the new securities could have a material impact on the price of the issuer’s outstanding shares, the fact that the issuer is conducting the offering would constitute MNPI, the receipt of which could result in the firm having to restrict all investment transactions (i.e., buys and sells) in any outstanding securities of that issuer. See Addendum B for Lord Abbett’s PIPE Procedures.

F.	Bank Loans. Bank Loans are generally privately placed investments in instruments related to corporate borrowings. Bank Loans are normally not available to the market as a whole, but only to a select group of buyers known as “Loan Market Participants” (“LMPs”). Lord Abbett, as an LMP, may invest as a “Private-Side” or “Public-side” investor, where the “Private-Side” investors will generally receive MNPI and the “Public-Side” information is supposed to be screened and free of MNPI. See Addendum C for Lord Abbett’s Bank Loan Procedures.

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G.	Tender Offers. Tender offer activity produces higher than normal fluctuations in the price of a target company’s securities. Trading during this time is more likely to attract regulatory attention.

V.	PROCEDURES FOR IDENTIFYING AND HANDLING MNPI

Prior to conducting personal, proprietary, or client trading in any security, you must determine whether you may have access to MNPI with respect to the issuer of the security by following the below steps:

A.	Escalate. If you receive or may have access to information that could be MNPI, you must promptly notify the CCO. Under no circumstance should you escalate the matter to your Supervisor or any other individual unless explicitly permitted in this Policy. The CCO will review the matter and determine whether the information will be identified as MNPI, what further action Lord Abbett shall take, and which Lord Abbett personnel may be privy to the MNPI matter.

There are limited situations where you may plan in advance to receive MNPI (PIPEs or Bank Loans, as further described below). You may be permitted to receive MNPI in these situations so long as you obtain prior approval from (i) the CCO and (ii) your Supervisor by providing them with the MNPI Checklist regarding your request to receive MNPI. In each of these situations, client, proprietary and/or personal trading activity in the issuer’s publicly traded securities will likely be limited or prohibited based on the CCO’s assessment.

B.	Keep Confidential. You must not discuss the MNPI matter with any individual other than the CCO, General Counsel or designee (“GC”) (or your Supervisor in the case of MNPI pre-cleared by the CCO and Supervisor, if required under this Policy). This includes, but is not limited to:

1.	No in-person, telephonic, written or electronic communications with individuals other than the CCO, regardless of whether you and the individual have a business or personal relationship;

2.	No discussions concerning the MNPI in common/shared areas where other persons are reasonably likely to receive such MNPI;

3.	Hard copies of any MNPI shall be secured in the office of the responsible individual that escalated the MNPI to the CCO, or in a secure place mutually agreed upon by the individual and the CCO; and

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4.	You must take reasonable steps to restrict any further communication of this information with other individuals.

C.	No Trading or Investment Activities. Do not transact in any security of the issuer on behalf of any client or for your personal account or Lord Abbett’s proprietary account(s), without prior written authorization from the CCO. Furthermore, do not recommend any security of the issuer to any individual, or recommend that the individual take action (e.g., buy, sell, hedge, or hold) with respect to such security of the issuer.

1.	Exception. There may be situations where it is appropriate for the firm to trade even after it has received MNPI. For example, if an institutional client directs the firm to liquidate a client’s account, including a security with respect to which the firm has received MNPI, this would not raise insider trading concerns. Any exceptions to the trading/investment activities prohibition may only be granted by the CCO.

D.	Restricted List and Bank Loan List. If the CCO determines that the information is MNPI, the CCO shall generally require the following:

1.	All publicly traded securities of the issuer shall be added to the “Restricted List” and coded as such in the applicable trading systems;

and, in the case of Bank Loans,

2.	All “Private-Side” Bank Loan transactions shall be added to the “Bank Loan List,” which is a subset of the Restricted List. The Private-Side Bank Loan List permits you to only trade in the issuer’s loans, but not in the issuer’s publicly traded securities. Conversely, “Public-Side” Bank Loan transactions only intend for you to receive publicly available information that is also given to a company’s stock and bond holders. For that reason, “Public-side” Bank Loan transactions generally have no restrictions on trading, however you are responsible for reviewing all information received and determining whether you have inadvertently received MNPI that would require escalation to the CCO and inclusion on the “Bank Loan List”. See Addendum C.

E.	Removal from Restricted List and Bank Loan List. An issuer’s name will appear on the Restricted List or Bank Loan List until the MNPI has been made public, or is no longer material. Any request to remove an issuer from a list shall be directed to the CCO, providing a rationale as to why the issuer should be removed. It is the responsibility of the investment personnel responsible for initially reporting the MNPI to contact Compliance and provide an update when the offering is complete or when other information constituting the MNPI has been released publicly or is no longer MNPI.

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F.	Interactions Requiring Prior Approval. Lord Abbett investment personnel cannot interact with any governmental employee whom the investment personnel knows is, or during the past six month was, a governmental employee (e.g., federal and state public officials); or is a political strategist; government consultant or lobbyist without first obtaining approval from the CCO or GC.

VI.	RECORD-KEEPING

Any records required to be retained shall be retained in accordance with Lord Abbett’s Records and Information Management Policy and applicable record retention schedules.

Responsible Parties

●	CCO/GC
●	COO

Documentation

●	Restricted List
●	Bank Loan List
●	Confidentiality Agreements

Compliance Dates

●	Daily reviews of Restricted List, Bank Loan List, and market movers
●	Periodic reviews of expert network/one-on-one meetings, chat rooms, and e-mails
●	Periodic review of Portfolio Management/Analyst conferences
●	Annual Report to CCO regarding the effectiveness of this Policy

Other Policies

●	Record-Keeping Policy
●	Confidentiality Policy
●	Proxy Voting Policy

Disclosures

●	Form ADV
●	Private Placement Offering Memoranda
●	Requests for Proposals (RFPs)

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Addendum A

Expert Network Procedures

There are 3 primary ways that Lord Abbett investment personnel utilize the services of an expert network firm:

1.	Telephone Consultations and Written Reports. Personalized conversations with consultants, generally conducted telephonically, to address specific questions from the investment personnel;

2.	Surveys. A general or comprehensive view or appraisal that may touch on for example a specific type of product, industry or segment; and

3.	Meetings. Direct, in-person access to consultants, either individually or in group settings.

In an effort to reduce the likelihood that Lord Abbett receives or improperly acts on MNPI, Lord Abbett permits the use of expert network services only under the following circumstances:

▪	Any expert network firm used by Lord Abbett must be approved in writing by each of Lord Abbett’s COO, CCO and GC. This prohibition, however, does not restrict the ability of our investment personnel or other employees from speaking with representatives of other expert network firms on an exploratory basis to learn of the types of services they make available.

▪	Investment personnel cannot interact through the services of an expert network firm with any expert whom the investment personnel knows is, or during the past six months was, an employee of a public company about issues/questions that relate to making investment decisions regarding that company. Throughout the consultation process, analysts must carefully consider the questions they ask consultants and the information they receive from them and seek to avoid receipt of what may restrict Lord Abbett’s trading. Where the line is to be drawn in questioning consultants requires substantial thought and analysis. A consultant may have worked with a product line, been previously employed by the company that the analyst is researching, has close relationships with senior managers of such companies, or serves as a consultant to other companies in the same industry. All of these relationships may be based on formal contractual duties of confidentiality that may continue to exist for the consultant or may have enabled the consultant to have access to material information that continues to be non-public. An analyst may not ask for such non-public information, trade secrets or other proprietary or confidential information, or for a consultants’ investment judgment based upon such access, and must promptly inform the CCO of any potential MNPI received or accessible. Continued vigilance is required so that Lord Abbett can assess in a timely manner whether information provided during a consultant relationship has restricted Lord Abbett’s ability to trade in the company’s securities.

▪	Investment personnel cannot interact through the services of an expert network firm with any expert whom the investment professional knows is, or during the past six month was, a governmental employee (e.g., federal and state public officials), or is a political strategist, consultant or lobbyist.

▪	Investment personnel cannot use an expert to consult on a project if the investment professional knows such assignment would create a conflict of interest for the expert.

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▪	For all consultations, investment personnel shall (1) provide the consultant a brief explanation of the research issue he/she wants to discuss; (2) inform the consultant that the analyst does not want MNPI; (3) request that the consultant confirm that he/she will not provide any MNPI relating to the subject matter of the engagement; and (4) request that the consultant confirm that he/she is not bound by a confidentially agreement that would prohibit the discussion that the analyst proposes. If the consultant cannot provide such confirmations, the analyst must terminate the consultation negotiations and inform the CCO.

▪	Investment personnel cannot use an expert who is an employee of a company that is known by the Lord Abbett investment professional to prohibit their employees from consulting for an expert network firm.

▪	Certain Investment personnel must receive pre-approval from their Supervisor to use the services of an expert network firm. The COO shall ensure, if applicable, that the compliance tracking system of each approved expert network firm reflects the names of these investment personnel. To the extent applicable, investment personnel and their Supervisors shall use the expert-network firm’s system for submitting, obtaining and documenting the request and approval process. Under no circumstance shall investment personnel conduct any communication outside of the Expert Network firm’s system without prior approval from the CCO.

▪	All surveys shall be conducted on a “blind” basis, meaning that Lord Abbett is unaware of the identity of the consultant who conducted the survey. After a survey is completed, Lord Abbett’s investment personnel are permitted to communicate directly with the consultant for purposes of presenting follow-up questions concerning survey data so long as they receive pre-approval from their Supervisor.

▪	To the extent applicable, Lord Abbett’s investment personnel shall use an expert network firm’s web portal for processing and documenting their use of that firm’s services. To ensure risk control when interacting with experts, Lord Abbett requires that communication with experts may only occur through approved channels. Employees are prohibited from using informal means such as texts, messaging outside of the firm’s network, social networks and unapproved in-person meetings.

▪	To the extent applicable, the COO may ensure that the expert network’s system is coded to require outbound e-mail communications sent on behalf of Lord Abbett to automatically bear the following message (or other message approved by the GC and CCO): “Please be advised that Lord, Abbett & Co. LLC may trade based on the information received from a consultant or in a survey. Under no circumstances shall material, non-public information be communicated to personnel of Lord, Abbett & Co. LLC.”

▪	The appropriate Supervisors shall be responsible for supervising the use of any expert network firm by the Designated Investment Personnel in their group.

▪	Exceptions to these procedures may be granted with the approval of the and CCO.

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Addendum B

P rivate Investment in Public Equity (“PIPE”) Transactions

The following procedures must be followed whenever Lord Abbett has the opportunity to participate in a PIPE transaction.

1.	The Underwriter for the deal should be directed to contact the Compliance Department directly regarding the offering. Compliance will ascertain the name of the issuer and other basic information, including but not limited to the timing of the offering, the capitalization range and industry, the other types of securities the issuer has outstanding and whether Lord Abbett already is a holder of the issuer’s securities. Compliance is permitted to obtain MNPI, but must treat this information with care to ensure that it is not released outside the Department.

2.	Compliance will contact an appropriate Investment Team Member and describe the potential investment opportunity in a generic fashion (capitalization range, industry, etc., but not including enough information to identify the issuer) so as not to convey any MNPI that would restrict the Firm from trading in the issuer’s securities.

3.	If the Underwriter regarding a PIPE deal contacts a member of the Investment Team, the investment team should advise the Underwriter to contact Compliance regarding the offering. The Investment Team Member must take great care not to obtain the name of the issuer or any information that would allow the Investment Team Member to ascertain the name of the issuer, including through reasonable inference, or any other information that would constitute MNPI. If this does occur, the Investment Team Member must promptly contact Compliance, indicating that he/she has received MNPI on the issuer so that the Compliance will add that issuer to the Restricted List in accordance with its normal MNPI procedures.

The following table summarizes the process for addressing the potential outcomes:

SCENARIO	OUTCOME
Investment Team IS NOT interested in participating	Investment Team notifies Compliance that it DOES NOT want to receive the MNPI and Compliance notifies the underwriter.
Investment Team IS interested in participating

Investment Team notifies Compliance that it DOES want to receive the MNPI and Compliance completes the MNPI Checklist, obtains the necessary approvals, adds the issuer to the restricted list and informs the underwriter that the firm has agreed and has been authorized to receive MNPI.

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Addendum C

Bank Loans

(Senior Loan Market and Corporate Loans)

I.	Introduction

“Bank Loans” are senior business loans made to corporate borrowers (“Borrowers”) and typically arranged by an agency bank. The agency bank syndicates interests in the Bank Loans, which are offered to investors in privately-placed transactions. The investors in a Bank Loan transaction are lenders to the Borrower. Bank Loans normally are not available to the market as a whole, but are available only to a limited number of participating institutional investors that typically are classified when referring to an individual employed by such institution as a Loan Market Participant (“LMP”) and when referring to all employees of such institution in the aggregate as a Loan Market Participant Group (“LMPG”). Bank Loans are typically negotiated, structured and administered through the agency bank or banks on behalf of other banks and institutional investors on the basis of confidential business information provided by the Borrower. The confidential business information provided by the Borrower may include MNPI. Research information for corporate loans is issued and classified as either “Public Side” or “Private Side” (Refer to information below for further explanation).

As a member of the Loan Syndications and Trading Association (“LSTA”), the trade association for the Bank Loan market, Lord Abbett has looked to the Statement of Principles for the Communication and Use of Confidential Information by Loan Market Participants (“Statement”) prepared by the LSTA for guidance in preparing these supplemental policies and procedures. A copy of the Statement is available in ComplianceCenter and should be read by each Lord Abbett partner and employee in conjunction with the Insider Trading Policy and Procedures.

II.	Supervisory Responsibility of LMPG Members

The Director of Credit Research is responsible for Supervisory oversight of all credit analysts with respect to the principles and policies herein. The Director of High Yield, Convertibles and Corporate Loans, the Senior Loans Lead Portfolio Manager and the Director of High Grade Taxable Fixed Income are each responsible for Supervisory oversight of the respective investment personnel in their groups. The Director of Credit Research, along with each of the Directors and Managers mentioned in this Section, are collectively “Supervisors” for purposes of this Addendum.

III.	Access to Loan Market Data Sources

Information regarding Borrowers and proposed investment opportunities is delivered through various electronic dataand information sources, such as FinDox (“Data Sources”). Supervisors may place restrictions on which credit analysts are permitted to access these Data Sources and the manner in which they are permitted to utilize the Data Sources.

IV.	Responsibility of LMPG Member in receipt of Public-Side information

It is the policy of Lord Abbett to seek to participate primarily as a Public-Side LMPG investor. Under the Statement, Public-Side information should normally not include MNPI or any other restrictive information. LMPG Members therefore must make it clear in their communications with arrangers and syndicators that they are Public-Side LMPs. This measure is designed to reduce the likelihood that LMPs inadvertently receive Private-Side information that may contain MNPI. LMPG Members must access information from a Data Source only as a Public Side user unless explicit approval has been obtained to re ceive MNPI and become a Private-Side LMPG investor with respect to a particular Borrower (see Section VI. below). When Public-Side information is obtained from a Data Source, the LPMG Member must abide by the confidentiality requirements of the sources through which the information is obtained. Therefore, unlessthe information is clearly in the “public domain” (because, for example, the information is included in a filing made with the SEC or in a press release issued by the Borrower), the information must remain confidential and cannot be disclosed outside of Lord Abbett.

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V.	Can LMPG Members receive MNPI in Public-Side information?

Yes. While Public-Side information is supposed to be free of MNPI, it is possible that the Borrower, administrative agent or other arranger that is responsible for the coding and distribution of information through the Data Source may accidentally include information containing MNPI within the Public-Side information. Therefore, it is essential that the Firm’s LMPG Members exercise their best judgment in reviewing all information to ensure that no unauthorized MNPI has been received. If LMPG Members inadvertently receive MNPI, or have any concerns that they may have received MNPI, the LMPG Members must immediately escalate the receipt of MNPI to the CCO.

VI.	Can an LMPG Member receive Private-Side information?

Yes, but since Private-Side information may likely contain MNPI, Private-Side information can only be obtained with prior approval from (i) the LMPG Member’s Supervisor and (ii) Compliance. Notwithstanding the policies set forth herein, due to the nature of the Bank Loan market, in certain pre-approved situations, it may be appropriate for Lord Abbett to intentionally obtain MNPI, via “Private-Side” classified loan research information, as described herein. Private-Side information may be accessed ONLY with written pre- approval through the MNPI Checklist.

VII.	Can Public Side information be shared with an employee who is not a member of the LMPG?

LMPG Members can only share information with a non-LMPG member to the extent such information is clearly in the public domain (because, for example, it has been included in an SEC filing or a press release issued by the Borrower). Otherwise, LMPG Members must not share such information with non-LMPG members in the Firm. LMPG Members must be aware that information received from a Data Source is generally subject to confidentiality provisions and unless such information is clearly in the public domain, the information may not be disclosed outside of the Firm.

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TABLE REFLECTING DIFFERENCES BETWEEN PRIVATE AND PUBLIC SIDE INFORMATION TYPES:

	PRIVATE	PUBLIC
Content	● Contains Confidential Information ● Typically Includes MNPI	● Typically does not contain MNPI ● If Public Information is deemed to contain MNPI, apply Private Information Guidelines
Source	● Syndicate Information ● Borrower Restricted Information	● Bank Loan Non-Restricting Information ● Public Information
Description

● Information received (whether in verbal, written and/or electronic form) is considered MNPI and/or Confidential Information

● MNPI is information that a reasonable investor would consider important in making an investment decision or information that is reasonably likely to have a substantial effect on the price of an issuer’s securities

● Confidential Information is information received after a representative of the Firm has signed a confidentiality agreement as a condition to its receipt

● If the LMPG member operates as a Public Side investor, then the information received will be either Bank Loan Non-Restricting Information and/or information that has been effectively communicated to the market place, including, but not limited to: (i) information filed with the SEC; (ii) reports available from publications in general circulation; (ii) electronic media, such as internet news services or websites

● Public Information may contain information that is confidential in nature (although still classified by the Borrower and/or its counsel as “Public)

Confidentiality Agreement

● In addition to the requirements set forth in this document, individuals must comply with the terms and conditions detailed in the Confidentiality Agreement (if one exists) for information designated as either Public or Private. If an individual is in any doubt with respect to his/her responsibilities, he/she should consult with the Legal

Department.

Example

● Includes but is not limited to: (i) dividend changes; (ii) significant earnings information; (iii) significant merger/acquisition proposals; (iv) major litigation and/or (v) extraordinary management changes

● The issuer will be added to the Restricted List if Private Information is received and the issuer has publicly traded securities

● The issuer will be added to the Bank Loan List if Private Information is received and the issuer does not have publicly traded securities

● Information is considered “Public” when it has been designated as Bank Loan Non Restricting information and/or has generally been available for at least a 24 hour period through various media sources

● Individuals who receive Public Side Information are reminded that they are subject to the terms and conditions set forth in the Confidentiality Agreement (if one exists) during the corporate loan research application process

The Firm normally will rely on the administrative agent, the Borrower and their advisors to determine if the information that is distributed is deemed to be free of MNPI; provided, however, if the LMPG has actual knowledge or reasonably believes that any of the information is MNPI, notwithstanding the view(s) of the Borrower and its counsel, the Firm will treat the information as MNPI. If this is the case the escalation guidelines set forth in this document must be followed and the Firm will be restricted from investing in any securities issued by the Borrower.

At no time, unless explicit written approval is received, as evidenced on the MNPI Checklist, should an employee agree to take MNPI.

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VIII.	What will Legal and Compliance do and what happens next?

When the LMPG Member consults with the Firm’s General Counsel and/or the CCO, or their designees, an assessment of the request will be made. Any LMPG Member who requests to receive Private Side information (that contains MNPI) for a Borrower must abide by the information protocols as detailed in the above table.

IX.	Can Public Side information be shared with an employee who is not a member of the LMPG?

LMPG Members can only share information with a non-LMPG member to the extent such information is clearly in the public domain (because, for example, it has been included in an SEC filing or a press release issued by the Borrower). Otherwise, LMPG Members must not share such information with non-LMPG investment team members in the Firm. LMPG Members also must remember that information received from a Data Source is subject to confidentiality provisions and unless such information is clearly in the public domain the information may not be disclosed outside of the Firm.

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MNPI CHECKLIST

Requested by:
Department
Date of Request

Section I	Deal Information

Portfolio Manager	Date
Strategy	Security
Offering amount ($)	Ticker
Restricted until	Industry

Issuer Information	Equity	Bonds	Loans
Publicly traded securities?	☐ Yes ☐ No	☐ Yes ☐ No	☐ Yes ☐ No
Value of publicly traded securities (Market Cap/ Debt Issued)		$0	0
Current Firm exposure		$0	0

Comments

Section II	Management Authorization/Approval

Sign:✗	Sign:✗

Name:	Name:

Date:	Date:
General Counsel	Chief Investment Officer
Chief Compliance Officer	Designee
Designee

Section III	Legal and Compliance Surveillance Status

☐ Add to Restricted List

☐ Add to Bank Loan Accessing List

☐ N/A*

Comments if response above is “N/A”

POSSIBLE WALL CROSSING

(Broker-Dealers reach out to Compliance to inquire if Lord Abbett would be interested in obtaining MNPI)

Date
Employee Name(s)/Department(s) that may want access to the this information
Offering Amount ($)
Date Restricted Until

Issuer Information	Equity	Bonds	Loans
Publicly traded securities?	☐ Yes ☐ No	☐ Yes ☐ No	☐ Yes ☐ No
Value of publicly traded securities (Market Cap/ Debt Issued)		$0	0
Current Firm exposure		$0	0

Industr(ies)/Comments

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